Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AmeriVest Properties Inc.
               --------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Maryland
                                    ---------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   84-1240264
                                   -----------
                      (I.R.S. Employer Identification No.)

                          1800 Glenarm Place, Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800
     ----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            James F. Etter, President
                            AmeriVest Properties Inc.
                          1800 Glenarm Place, Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800
       ------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   Copies to:

    Alan L. Talesnick, Esquire                  Charles K. Knight, Esq.
    Francis B. Barron, Esquire                  AmeriVest Properties Inc.
    Patton Boggs LLP                            1800 Glenarm Place, Suite 500
    1660 Lincoln Street, Suite 1900             Denver, Colorado 80202
    Denver, Colorado 80264                      (303) 297-1800
    (303) 830-1776


Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                          CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------

 Title of each class of                        Proposed maximum      Proposed maximum
    securities to be         Amount to be     offering price per    aggregate offering        Amount of
       registered             registered             share                price            registration fee
------------------------------------------------------------------------------------------------------------
Common Stock                   1,000,000             $4.938 (1)         $4,938,000              $1,324
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based upon the average of the high and low sales prices of the Company's Common stock as reported on the American Stock Exchange on August 15, 2000, which is within five business days of the date of filing (August 21, 2000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS DATED AUGUST 21, 2000
                              SUBJECT TO COMPLETION

                            AMERIVEST PROPERTIES INC.

                           Dividend Reinvestment Plan
                        1,000,000 Shares Of Common Stock

     We are offering shares of our common stock through our Dividend Reinvestment Plan. The plan provides you with an economical and convenient way to purchase shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol "AMV." On August 15, 2000, the last reported trading price of the common stock was $4.938. Some of the significant features of the plan are:

     o You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our stock.

     o You can decide whether or not to participate in the plan, and you may terminate your participation at any time.

     o The purchase price for newly issued shares of common stock that you acquire with reinvested dividends will generally be 97% of the average of the daily high and low sales price for a share of our common stock reported by the American Stock Exchange for the five days, on which trades of our stock are reported, immediately preceding the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

     o The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal 97% of the weighted average of the price we paid for those shares, including any brokerage commissions.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August __, 2000.

                               SUMMARY OF THE PLAN

     The following summary of our Dividend Reinvestment Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Enrollment:                        You can participate in the plan if you
                                   currently own shares of our stock by
                                   submitting a completed Enrollment
                                   Authorization Form. You may obtain an
                                   Enrollment Authorization Form from the plan administrator, UMB Bank, n.a., who also serves as our transfer agent. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian request to participate in our plan on your behalf.

Reinvestment Of Dividends:         You can reinvest your cash dividends on some
                                   or all of your shares of common stock toward the purchase of additional shares of common stock, without paying fees.

Source Of Shares:                  The administrator of the plan will purchase
                                   shares of common stock in one of the
                                   following ways:

                                   o directly from us as newly issued shares of common stock, or

                                   o from parties other than us, either in the open market or other negotiated transactions.

Purchase Price:                    The purchase price for shares of common stock
                                   under the plan depends on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.

                                   The purchase price for shares of common stock that the plan administrator purchases directly from us with reinvested dividends initially will be 97% of the average daily high and low sales price for a share of our common stock reported by the American Stock Exchange for the five days, on which trades of our stock occur, immediately prior to the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

                                   The purchase price for any shares you
                                   purchase through the plan that the plan
                                   administrator purchases from parties other than AmeriVest, either on the open market or in privately negotiated transactions, rather than directly from us, will be 97% of the weighted average price per share actually paid by the plan administrator.

Tracking Your Investment:          You will receive periodic statements of the
                                   transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration:                    UMB Bank, n.a. initially will serve as the
                                   administrator of the plan. If you currently are a shareholder, you should contact the administrator at:

                                   UMB Bank, n.a.
                                   Securities Transfer Division
                                   P.O. Box 410064
                                   Kansas City, Missouri 64141-0064
                                   Telephone:  (800) 884-4225

                                  RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning the company in addition to the other information in this prospectus.

We face a strong competitive market.

     The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may be a significant impediment to the continuation and development of our business.

Our debt level may have a negative impact on our income and asset value.

     We have incurred indebtedness in connection with the acquisition of our properties and we may incur new indebtedness in the future in connection with our acquisition, development and operating activities. As a result of our use of debt, we will be subject to the risks normally associated with debt financing. The required payments on mortgages and on other indebtedness are not reduced if the economic performance of any property declines. If any such decline occurs, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, that property could be transferred to the mortgagee with a consequent loss of income and asset value.

     Our debt to total capitalization ratio exceeds those normally carried by our competitors and REITs in general. While we believe that our level of leverage is normal for a direct private or institutional investor, our higher leverage levels may make it difficult to obtain any additional financing based on our current portfolio. Our high leverage levels may also adversely affect the market value of our stock if we are perceived as more risky than our peers.

We may not pay dividends regularly.

     Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. Although we have done so in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

We may incur tax liabilities as a result of failing to qualify as a REIT.

     We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code. However, we cannot assure that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. There are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, we cannot predict that legislation, new regulations, administrative interpretations or court decisions will not have a substantial adverse effect with respect to the qualification as a REIT or the federal income tax consequences of that qualification.

     If we are unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to the shareholders would be reduced for each of the years involved. In addition, we may incur substantial indebtedness or may liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing between the receipt of income and payment of expenses and the inclusion of those amounts in arriving at our taxable income. We may have to borrow in order to make the distributions to our shareholders that are necessary to satisfy the distribution requirements applicable to REITs. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke the REIT election.

We may have to make distributions to shareholders.

     In order to qualify as a REIT, we generally will be required each year to distribute to our shareholders at least 95% of our REIT taxable income (excluding any net capital gains). As a result of a change in the Internal Revenue Code, this decreases to 90% of our REIT taxable income (excluding any net capital gains) with the tax year beginning January 1, 2001. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income plus 95% of our capital gain net income for that year.

     We intend to make distributions to our shareholders to comply with the distribution requirement and to avoid the nondeductible excise tax. We may have to borrow funds on a short-term basis to meet the distribution requirement and to avoid the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist.

Some of our buildings are subject to special income tax considerations.

     If we sell our self-storage facilities and our Giltedge Office Building less than ten years after their acquisition, we will be required to pay tax at the highest applicable corporate rates on the difference between their fair market value and their adjusted bases at the time of our REIT election. By utilizing a property exchange under Section 1031 of the Internal Revenue Code, we may be able to defer the recognition of gain until after the 10-year period expires in 2006 so that we are not subject to the highest applicable corporate rates. If we are subject to the highest corporate rate, the amount of this tax could be substantial and would be significantly more than if we would be permitted to use our own adjusted basis. There is a risk that we would not have sufficient cash available to pay the additional taxes resulting from the lower adjusted bases for these properties. As long as these higher tax liabilities apply, we currently do not intend to sell these properties unless other economic, financial and business consequences of the sale would offset the higher tax liabilities and lead us to believe it would be in our best interests to effect such a sale. The factors we would consider at the time of selling these properties include the price we are able to receive and our ability to defer the taxes through a Section 1031 exchange.

Real estate investments are inherently risky.

     Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. If we acquire properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions, the attractiveness of properties to tenants, zoning or other regulatory restrictions, competition from other available storage facilities and office buildings, and our inability to control certain operating costs, including site maintenance, insurance premiums and real estate taxes. Income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

Real estate development is inherently risky.

     Real estate development is subject to other risks, including the following:

     o    the risks of difficult and complicated construction projects,

     o the risks related to the use of contractors and subcontractors to perform all construction activities,

     o the risk of development delays, unanticipated increases in construction costs, environmental issues and regulatory approvals; and

     o financial risks relating to financing and construction loan difficulties.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait a few years for a significant cash return. Because we are required to make cash distributions to investors, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow to fund such distributions.

There is no assurance of tenant occupancy.

     Although the properties currently have favorable occupancy rates, we cannot predict that current tenants will renew their leases upon the expiration of their terms. Alternatively, we cannot predict that current tenants will not attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Additionally, new properties we may acquire with the proceeds of this Offering may not be fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased.

There is limited liquidity in our real estate investments.

     Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.

There is a limited market for the shares of common stock and warrants.

     Historically, there has been an extremely limited public market for our common stock and the warrants issued in connection with our initial public offering in 1996. We cannot guarantee that the market will be sustained or will expand. Because the terms of the warrants included in the units are different from the terms of the warrants already outstanding, no market may develop for the warrants included in the units we currently are offering. The prices of the common stock and our publicly traded warrants are highly volatile. Due to the limited trading volume and small capitalization of our common stock and warrants, many investors may not be interested in owning our securities because of the higher risks associated with limited trading volume and small market capitalization such as the inability to sell a substantial block of stock at one time without driving down prices. This could have an adverse effect on the market for our common stock as well as the possibility of developing and sustaining a market for the warrants included in the units. In addition, there is no assurance that an investor will be in a position to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of these securities because of the limited market.

     Our equity market capitalization places us at the extreme low end of market capitalization among all REITs. As a result of our small market cap, substantially all of our investors are retail investors. Institutional investors who have traditionally provided support for most REIT shares represent an insignificant percentage of our total ownership. This limits the ability for investors to acquire substantial blocks of our stock. This also places a near-term cap on capital appreciation for our shares if significant shareholders decide to sell.

We have arbitrarily determined the offering price of the units and exercise price of warrants included in the units.

     The offering price for the units and the exercise price were based upon our assessment of recent trading prices for the common stock, our history and prospects, our management's background, and current conditions in the securities markets. There is no relationship between the offering price or the exercise price and our assets, book value, net worth or any other economic or recognized criteria of value.

Our uninsured and underinsured losses could result in loss of value of properties.

     We maintain comprehensive insurance on each of the properties, including liability, fire and extended coverage. We believe this coverage is of the type and amount customarily obtained for or by an owner on real property assets. We will obtain similar insurance coverage on subsequently acquired properties. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locales. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a facility after it has been damaged or destroyed.

We may suffer environmental liabilities.

     Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances including, without limitation, asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs. Also, our ability to arrange for financing secured by that real property may be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination.

Non-compliance with the Americans With Disabilities Act could result in fines.

     Under the ADA, all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe that our properties comply in all material respects with these physical requirements (or would be eligible for applicable exemptions from material requirements because of adaptive assistance provided), a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected; however, we believe that this effect would be minimal.

                             OVERVIEW OF THE COMPANY

     AmeriVest Properties Inc. was incorporated in 1993 in the State of Delaware and was reincorporated in 1999 in the State of Maryland. We operate and intend to continue to operate in a manner so that we qualify as a real estate investment trust ("REIT"). Through our subsidiaries, we own a variety of income-producing properties, including 21 office properties and four self-storage facilities.

     All properties are managed under an agreement with Sheridan Realty Advisors which also manages our day-to-day operations and assists and advises our Board of Directors on real estate acquisitions and investment opportunities. Sheridan Realty Advisors receives an administrative fee and a property management and accounting fee for these services. Our agreement with Sheridan Realty Advisors provides that the costs to be paid for these services to Sheridan Realty Advisors in fiscal year 2000 will be no greater than the costs incurred by us for providing these services ourselves or in obtaining them from outside sources in fiscal year 1999. In addition, Sheridan Realty Advisors will receive incentive compensation in the form of five-year warrants to purchase our common stock at $5 per share and an advisory fee based on new real property acquisitions.

     Since 1999, we have refocused our efforts on becoming the only office REIT to specialize on multi-tenant office buildings with an average tenant size of between 2,500 and 3,000 square feet in selected markets. Since 1990, the principals of Sheridan have operated almost exclusively in this property type and we believe focusing our efforts on these properties will generate better returns to our shareholders than investing in office buildings without this focus.

             TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

     The following questions and answers constitute our Dividend Reinvestment Plan and explain how it works. We expect to continue to pay quarterly distributions on our shares of common stock in the future, as we have done in the past. If you are a shareholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. In the plan, we refer to our current shareholders and new investors who participate in this plan as "participants." All references to "our stock" in this prospectus refer collectively to our common stock and all classes or series of our preferred stock that we may designate and issue in the future.

                               GENERAL INFORMATION

1. What Is The Purpose Of The Plan?

     The purpose of this plan is to provide current owners of our stock with an economical and convenient way to invest in AmeriVest. As a current owner of our stock, you can invest cash dividends or distributions in additional shares of our common stock without paying any brokerage commissions, service charges or fees.

     However, this plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our common stock. We may modify, suspend or terminate participation in this plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this plan.

2. What Are The Advantages Of The Plan?

     o You can reinvest cash dividends paid on some or all of your shares of our stock. You will not pay any service charge or brokerage commissions on these purchases. In addition, the purchase price for shares of common stock that you acquire with reinvested dividends or reinvested distributions will be at a discount, which currently is 3%.

     o You may reinvest all cash dividends or distributions because the plan allows you to purchase fractional shares of common stock. Dividends on fractional plan shares, as well as on whole plan shares, will be reinvested in additional shares, which we will credit to your plan account.

     o If you request, the plan administrator will send you certificates for shares purchased, otherwise the plan administrator will provide for the safekeeping of certificates for shares credited to your plan account. You pay no fee for this service.

     o You can also deposit certificates for any other shares of our stock registered in your name for safekeeping with the plan administrator. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the plan administrator, certificates should be sent by registered mail, return receipt requested and properly insured.

     o We will send you periodic statements showing current account information, including purchases of common stock held in your plan account and your most recent plan account balance. This simplifies your record keeping.

3. What Are The Disadvantages Of The Plan?

     o We will not pay you any interest on dividends or distributions held by the plan administrator before the investment date. See Question 17 on page 14, which defines the investment date.

     o We will not determine the purchase price of shares that you purchase under the plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

     o You will pay any brokerage commissions that the plan administrator pays if it purchases shares from parties other than AmeriVest.

     o If you request the plan administrator to sell common stock credited to your plan account, the plan administrator will deduct a transaction fee, any brokerage commission and any applicable stock transfer taxes from the proceeds of the sale.

     o You cannot pledge shares of common stock deposited in your plan account until the shares are withdrawn from this plan.

4. Who Is Eligible To Participate In The Plan?

     Record Owners. If you own our stock in your own name as a "record owner" you are eligible to participate directly in this plan.

     Beneficial Owners. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you can participate in the plan in one of two ways.

     o You can participate directly in the dividend reinvestment feature of the plan by becoming a record owner. You can do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.

     o You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf in our plan. Be sure to direct your bank, broker or other nominee that you desire to participate in our plan and not some other reinvestment plan that they maintain. Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this plan.

5. Are There Limitations On Participation In The Plan Other Than Those Described Above?

     We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in this plan. For example, some shareholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this plan. We may preclude residents of those jurisdictions from participating in this plan.

     We also may limit participation by some shareholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in this plan at any time by sending you written notice of the termination. We would do this if your participation would violate restrictions contained in our bylaws which are designed to assure compliance with the restrictions of the Internal Revenue Code. Our bylaws prohibit any shareholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding stock.

     If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in disqualification of AmeriVest as a REIT, the transfer or acquisition will be null and void. Our bylaws provide that our capital stock subject to this limitation is subject to the automatic conversion of the shares purported to be transferred in excess of the ownership limit into Excess Stock, shares with no voting and distribution rights, and to various rights of AmeriVest to enforce the ownership limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this plan that, in our sole discretion, may violate the 9.8% ownership limit.

     You cannot transfer your right to participate in this plan except by transferring your interest in our stock to another person.

6. Who Administers The Plan?

     UMB Bank, n.a., the transfer agent for our common stock, administers the plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this plan. Current shareholders can contact the plan administrator at:

                          UMB Bank, n.a.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, Missouri 64141-0064

     Please reference AmeriVest Properties Inc. and your account number in all correspondence. When corresponding with the plan administrator, we suggest that you give your daytime telephone number and area code.

     You may also telephone the plan administrator, toll free, at (800) 884-4225. Customer service representatives are available from 8:00 a.m. until 4:30 p.m. Central time each business day.

     The plan administrator's e-mail address is sec_xfer@umb.com.

     If you wish to contact AmeriVest directly, you may write or call:

                          AmeriVest Properties Inc.
                          1800 Glenarm Place, Suite 500
                          Denver, Colorado 80202
                          303) 297-1800

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


     You may also reach AmeriVest by e-mail through our website at AMVProperties.com.

                           YOUR CHOICES UNDER THE PLAN

7. What Investment Choices Are Available Under The Plan?

     You may automatically reinvest all or part of the cash dividends paid on shares of our stock that you own. You can invest 100% of your dividends under the plan because the plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and any fractional shares, according to the investment option you select.

8. Are There Any Expenses In Connection With Purchases Under The Plan?

     You generally do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends. AmeriVest pays all costs of administration of this plan. However, you must pay brokerage commissions and an administrative fee if you request the plan administrator to sell your shares held in this plan.

     The plan administrator will provide you with the brokerage commission, administrative fee and enrollment fee currently in effect by calling toll free at (800) 884-4225.

                            PARTICIPATING IN THE PLAN

9. How Can I Participate?

     If you are a record owner of our stock, you may join the plan by completing and signing an Enrollment Authorization Form and returning it to the plan administrator or by contacting the plan administrator at (800) 884-4225.

     If you are a beneficial owner and wish to join the plan, you must contact your bank, broker or other nominee to arrange participation in the plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. You must make sure that the broker, bank or other nominee passes along the proceeds of any applicable discount for purchases through the plan to your plan account.

     Alternatively, if you are a beneficial owner of our stock, you may simply request that the number of shares of our stock you wish to be enrolled in this plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the plan directly. You should contact your bank, broker or nominee for information on how to reregister your shares.

10. What Alternatives Does The Enrollment Authorization Form Allow?

     The Enrollment Authorization Form allows you to decide the extent of your participation in this plan. By checking the appropriate box on the Enrollment Authorization Form or the Direct Stock Services Initial Investment Form, you indicate which features of the plan you will use.

     Full Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on all our stock registered in your name as well as on all stock credited to your plan account.

     Partial Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on a specified number of shares of our stock registered in your name or credited to your plan account.

IMPORTANT:

     If you return the Enrollment Authorization Form to the plan administrator without any of the boxes checked, the plan administrator will automatically enroll you in the full dividend reinvestment alternative.

     The plan administrator will not process your Enrollment Authorization Form if the form does not have the proper signature(s).

11. How Can I Change My Method Of Participation?

     You may change your method of participation at any time by completing an Enrollment Authorization Form and returning it to the plan administrator or by submitting a written request to the plan administrator.

12. In Whose Name Will Plan Accounts Be Maintained?

     The plan administrator will maintain your account in your name as shown on our records at the time you enter the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

13. Can I Withdraw From The Plan

     Yes. The plan is entirely voluntary, and you may withdraw at any time. If the plan administrator receives your written request to withdraw from the plan at least five business days before the applicable dividend record date for our stock, you will once again receive cash dividends on whole shares you own.

     If the plan administrator receives your request to withdraw from the plan less than five business days before the applicable dividend record date, it will process your request as promptly as possible following that investment date.

14. How Do I Withdraw From Or Re-Enroll In The Plan?

     In order to withdraw from the plan, you must provide the plan administrator with your written request to withdraw from the plan.

     You may request:

     o that a certificate be issued for all full shares of common stock held for your account and a check be issued for the proceeds from the sale of any fractional share less any fees or commissions; or

     o that all full shares and any fractional share held for your account be sold and a check issued for the net proceeds, less any applicable brokerage fees and commissions, service or administrative charges and transfer tax.

     If a request to withdraw is received near a record date for an account whose dividends are to be reinvested, the plan administrator in its sole discretion may either pay such dividends in cash or reinvest them in shares on behalf of the terminating participant. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, or within five business days after the investment is completed.

     If you do not own at least one whole share registered in your name or held through the plan, your participation in the plan may be terminated. We may also terminate the plan or your participation in the plan after written notice in advance mailed to your address appearing on the plan administrator's records. If your participation in the plan is terminated, you will receive certificates for whole shares held in your account and a check for the cash value of any fractional share held in your terminated plan account.

     Generally, you may elect to re-enroll in this plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your Enrollment Authorization Form if we believe that you have enrolled in the plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this plan as a long-term shareholder investment service.

                         PURCHASING STOCK UNDER THE PLAN

15. Where Will The Common Stock That I Purchase Under The Plan Come From?

     The plan administrator will purchase stock:

     o    directly from AmeriVest;

     o    on the open market; or

     o    through privately negotiated transactions.

Each time we make a dividend or other distribution, we will decide how the plan administrator will purchase common stock. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling Investor Relations at (303) 297-1800.

16. What Will Be The Price Of Common Stock That I Purchase Under The Plan?

     If the plan administrator purchases common stock directly from us, the price per share will be:

     o 97% of the average of the high and low sales price for our common stock as reported on the American Stock Exchange for the five days, on which trades of our stock are reported, immediately prior to the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

     If the plan administrator purchases common stock from parties other than us, either in the open market or in privately negotiated purchases, the price per share will be:

     o 97% of the weighted average of the actual prices, including any brokerage commissions, that the plan administrator pays for all of the shares of common stock purchased by the plan administrator for that month.

17. What Is The "Investment Date"?

     The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends or reinvested distributions. The investment date under the plan depends on whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than AmeriVest. The investment date for reinvested dividends and reinvested distributions is the date or dates on which our quarterly dividends or distributions are paid if the plan administrator acquires shares directly from us. This means that if you are reinvesting dividends declared on our common stock, the investment date is the date of payment of quarterly dividends on our common stock. If the plan administrator acquires shares from parties other than AmeriVest either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but, generally, no later than ten business days following the date on which we paid the applicable cash dividend or distribution. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

18. When Will Investments Be Made Under The Plan?

     The plan administrator will credit shares of our common stock purchased with reinvested dividends or distributions to your account on the applicable investment date for that quarter.

     When the plan administrator makes purchases from parties other than AmeriVest, those purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or by negotiated transactions. The plan administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the plan administrator will purchase shares. However, if the plan administrator purchases shares on the open market or in negotiated transactions, it will use its best efforts to purchase the shares at the lowest possible price.

19. How Many Shares Of Common Stock Will I Be Purchasing Through The Plan?

     The number of shares of common stock that you purchase depends on several factors including:

     o the amount of dividends or distributions you reinvest, including dividends on stock credited to your plan account; and

     o the purchase price of the common stock on the applicable investment date.

     The plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

20. How Will I Be Notified Of My Purchases Of Common Stock?

     The plan administrator will send you an account statement following each investment showing your activity and balance in your plan account. Your account statement will show the number of shares purchased and their purchase price. Your account statement also will show the total number of shares you purchased through the plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

     The final statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The plan administrator may charge you a fee if you request additional copies of your prior account statements.

     We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the plan, and we will send you the same information that we send to other shareholders, including quarterly reports, annual reports, notices of shareholders meetings, proxy statements, and income tax information for reporting dividends paid.

                    SELLING SHARES OF STOCK HELD IN THE PLAN

21. How Can I Sell Stock Held In My Plan Account?

     You may sell some or all of your stock held in your plan account, even if you are withdrawing from this plan. You can sell your shares either through your broker or through the plan administrator.

     If you elect to sell through a broker, you must first request the plan administrator to send you a certificate representing the number of shares you want to sell. The plan administrator will generally process requests for certificates for your shares within five business days after it receives your request. If the plan administrator receives your request on or after a dividend record date but before the related investment date, it will process requests for certificates approximately ten business days after the investment date.

     Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your plan account. You will not be able to direct the date or price at which the plan administrator sells your stock. The plan administrator will use its best efforts to make the sale in the open market within five trading days after receiving your request. After the sale you will receive the proceeds of the sale minus:

     o    a brokerage commission,

     o    any applicable taxes, and

     o    an administrative fee paid to the plan administrator per transaction.

If you contact the plan administrator toll free at (800) 884-4225, they will provide you with the current brokerage commission and administrative fee amounts in effect at the time your request for sale is made.

     The plan administrator will engage a broker to sell your shares. The plan administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm.

     If you wish to sell some or all of the shares in your plan account, you should contact the plan administrator at:

                          UMB Bank, n.a.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, Missouri 64141-0064

     Please remember that if you elect to sell your stock through the plan administrator, the price of our common stock may decline during the period between your request for sale, the plan administrator's receipt of your request, and the date of the sale in the open market. The plan administrator will use its best efforts to sell your shares within five trading days after receiving your request. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you.

22. What Happens When I Sell Or Transfer All Of The Shares Of Common Stock Held Outside The Plan?

     If you sell or transfer all shares of our stock registered in your name outside your plan account, the plan administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your plan account according to your instructions on the Enrollment Authorization Form.

     If you direct the plan administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new written instructions to the plan administrator regarding payment of cash dividends and/or reinvestment of dividends. If the plan administrator does not receive new instructions, it will reinvest dividends on all shares held in the plan and will reinvest dividends on all shares participating in the plan up to the number of shares indicated on your most recent Enrollment Authorization Form.

     If you sell or transfer all of the shares registered in your name and all whole common stock held in your plan account, the plan administrator will mail you a cash payment representing any fractional share in your plan account upon your request or at our request.

23. What Happens To A Fraction Of A Share Of Common Stock When I Withdraw From The Plan Or The Plan Is Terminated?

     When you withdraw from this plan or we terminate this plan, the plan administrator will mail you a cash payment representing any fractional share of common stock upon your request or at our request. The cash payment will be based upon the market price on the date the plan administrator processes your withdrawal or termination.

                          OWNING STOCK THROUGH THE PLAN

24. How Will I Be Credited With Dividends On Stock Held In My Plan Account?

     We pay dividends to all holders of record of our stock, when and as declared. The plan administrator will receive and credit plan participants with dividends for all stock you hold in the plan, including any fractional share. The plan administrator will reinvest dividends in additional shares of our common stock or distribute dividends, according to your instructions, however, dividends paid on all plan shares will be reinvested.

25. Can I Have Dividends On Stock Held In The Plan Sent Directly To Me?

     In general, dividends on stock held in the plan will be reinvested. If you elect the partial dividend reinvestment alternative, you will receive cash dividends on the specified number of shares registered in your name outside the plan.

     You may withdraw from the plan by written notice to the plan administrator. When the plan administrator issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your Enrollment Authorization Form.

26. What Happens If AmeriVest Declares A Stock Split?

     The plan administrator will add any shares resulting from a stock split, on shares you hold in your plan account, to your plan account. We will issue any shares resulting from a stock split, on stock held by you outside the plan, in the same manner as we would if you were not participating in this plan.

27. If AmeriVest Issues Rights To Purchase Securities To The Holders Of Common Stock, How Will The Rights On Plan Shares Be Handled?

     If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the plan administrator will sell those rights relating to shares of common stock held by the plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the plan administrator, at least five business days before the record date for the rights offering, a written request that certificates for shares in your plan account be sent to you.

28. How Will The Stock Held Under This Plan Be Voted At Meetings Of
    Shareholders?

     If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card.

     If you return a properly signed proxy card or instruction form but no instructions are set forth thereon with respect to any item, all of your stock, both that registered in your name and that credited to your plan account, will be voted in the same manner as for non-participating shareholders who return proxies and do not provide instructions with respect to that item - that is, in accordance with the recommendation of AmeriVest's management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's stock will be voted unless the participant votes in person.

29. Will Stock Certificates Be Issued For Common Stock Purchased Under The Plan?

     Normally we will not issue certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of this plan, this additional service protects against loss, theft or destruction of stock certificates.

     However, you may at any time request that the plan administrator issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your plan account. The plan administrator will generally issue certificates approximately five business days after it receives your request. If the plan administrator receives your request on or after a dividend record date and before the related investment date, it will issue certificates approximately ten business days after the related investment date. Your request must be in writing, and you should mail it to:

                          UMB Bank, n.a.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, Missouri 64141-0064

     Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Enrollment Authorization Form. If you request certificates for less than all of the stock in your plan account, any remaining full shares and fractional share in your plan account will continue to be invested in accordance with the instructions given on your Enrollment Authorization Form. We retain the right to automatically withdraw you from the plan if your plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

     We will not issue certificates for fractional shares of common stock under any circumstances.

30. In Whose Name Will Certificates Be Registered When Issued?

     We will issue stock certificates registered in your name as it appears on your plan account.

     You may ask the plan administrator to issue certificates in names other than the plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

31. Is A Safekeeping Service Available To Hold My Shares?

     Yes. The plan administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates' being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your plan account.

     You may also transfer other shares of our stock that are registered in your name to your plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates to the plan administrator, please send them registered mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the following address:

                          UMB Bank, n.a.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, Missouri 64141-0064

     When necessary, you can simply request that certificates be issued as your needs require.

32. Can I Pledge Shares In My Plan Account?

     No. You may not pledge any shares of our stock that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request that the plan administrator send you certificates for those shares.

                           IMPORTANT TAX CONSEQUENCES

33. What Are The Federal Income Tax Consequences Of Participation In The Plan?

     In general, if you enroll in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

     You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the plan. This amount would include the amount of the cash dividends that you reinvest and the 3% discount. The value of such shares will be based on 100% of the average of the highest and lowest prices for our common stock on the American Stock Exchange on the applicable investment date, and not on the discounted price that you will pay for shares under the plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

     For example, if you reinvest $100 in dividends and the market price of our common stock was $5 on the investment date, you would receive 20.62 shares of common stock with a fair market value on the investment date of $103.10 ($5 x
20.62 shares) if the plan administrator purchases such shares directly from us. Accordingly, for federal income tax purposes, you would have received a distribution of $103.10, rather than the $100 amount of cash dividends. This price is assumed for illustrative purposes only and will vary with the market price of our common stock.

     The holding period for stock purchased with dividends begins on the day after the applicable investment date.

     Distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

     You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.

     Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

     We urge you to save your account statements in order to calculate your tax basis per share of common stock. The plan administrator will charge you a fee for copies of past account statements.

34. What Provision Is Made For Shareholders Subject To Income Tax Withholding?

     If you are a foreign shareholder whose dividends are subject to United States income tax withholding, or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

                           OTHER IMPORTANT PROVISIONS

35. Can AmeriVest Change Or Discontinue The Plan?

     While we currently intend to continue this plan indefinitely, we may amend, suspend, modify or terminate this plan at any time. We will send you notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to us in writing.

     We may elect and appoint at any time a new plan administrator, including ourselves, to administer this plan.

36. What Are The Responsibilities Of AmeriVest And The Plan Administrator Under The Plan?

     AmeriVest and the plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

     You should recognize that neither AmeriVest nor the plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this plan.

37. Who Interprets And Regulates The Plan?

     Any questions of interpretation arising under this plan will be determined by AmeriVest and any determination will be final. We may adopt rules and regulations to facilitate the administration of this plan. The terms and conditions of this plan and its operation will be governed by the laws of the State of Maryland.

                                 USE OF PROCEEDS

     We will use the net proceeds from the sale of common stock purchased through this plan for general corporate purposes, including investment in new properties, capital improvements to currently owned properties and the reduction of debt.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. Attorneys employed by that law firm beneficially own 9,650 shares of our common stock and warrants to purchase 1,500 shares of common stock.

                                     EXPERTS

     The consolidated financial statements appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The General Corporation Law of the State of Maryland (the "Maryland Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The Maryland Code also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

     In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. The registration statement on Form S-3, along with any amendments, are referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

     o    450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o    7 World Trade Center, New York, New York 10048.

Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the SEC are available at the SEC's world wide web site at http://www.sec.gov. The SEC's world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 001-14462) pursuant to the Exchange Act are incorporated into this prospectus by reference:

     o    Our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     o Our Quarterly Reports on Form 10-QSB for each of the quarters ended March 31, 2000 and June 30, 2000;

     o The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on January 24, 2000;

     o Our Proxy Statement dated May 2, 2000 concerning our Annual Meeting of Shareholders held on June 6, 2000;

     o Our Current Report on Form 8-K regarding the acquisition of the Panorama Falls Building on May 25, 2000 as filed with the SEC on June 9, 2000;

     o Our Current Report on Form 8-K regarding the change of our principal accountants on April 5, 2000 filed with the SEC on April 7, 2000;

     o Our Current Report on Form 8-K regarding the advisory agreement with Sheridan Realty Advisors LLC effective January 1, 2000 filed with the SEC on January 18, 2000; and

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference Requests for copies should be directed to James F. Etter, President, AmeriVest Properties Inc., 1800 Glenarm Place, Suite 500, Denver, Colorado 80202, telephone number (303) 297-1800.

                                                 AMERIVEST PROPERTIES INC.
                                                 Dividend Reinvestment Plan
                                              1,000,000 Shares of Common stock





        TABLE OF CONTENTS             Page
                                      ----

SUMMARY OF THE PLAN...............     2
RISK FACTORS......................     4
OVERVIEW OF THE COMPANY...........     8
TERMS AND CONDITIONS OF THE
  DIVIDEND REINVESTMENT PLAN......     8
GENERAL INFORMATION...............     8
YOUR CHOICES UNDER THE PLAN.......     8
PARTICIPATING IN THE PLAN.........    11
PURCHASING STOCK UNDER THE PLAN...    13
SELLING SHARES OF STOCK HELD IN
  THE PLAN........................    15
OWNING STOCK THROUGH THE PLAN.....    16
IMPORTANT TAX CONSEQUENCES........    18
OTHER IMPORTANT PROVISIONS........    19
USE OF PROCEEDS...................    20
LEGAL MATTERS.....................    20
EXPERTS...........................    20
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON                                 ___________, 2000
  CERTAIN INDEMNIFICATION.........    20
DISCLOSURE REGARDING FORWARD
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS...........    21
WHERE YOU CAN FIND MORE
 AVAILABLE INFORMATION............    21
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE..........    22

                                     PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses Of Issuance And Distribution.
-----------------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

    Registration Fee                                               $    1,324
    American Stock Exchange Additional Listing Fee                 $   17,500
    Printing Expenses*                                             $    1,000
    Accounting Fees and Expenses*                                  $    2,500
    Legal Fees and Expenses*                                       $   10,000
    Blue Sky Fees and Expenses*                                    $      500
    Registrar and Transfer Agent Fee*                              $      500
    Miscellaneous*                                                 $    1,676
                                                                   ----------
             Total                                                 $   35,000
                                                                   ==========

------------
* Estimated

Item 15.  Indemnification Of Directors And Officers.
---------------------------------------------------

     Section 2-418 of the General Corporation Law of the State of Maryland (the "Maryland Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.

     The Company's Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. The Company also has adopted, in its Articles of Incorporation, a provision under
Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Item 16.  Exhibits.
------------------

4.1            Specimen Common Stock Certificate. Incorporated by reference from
               Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed with the SEC on June 21, 1996, (Registration No. 333-5114-D).

5              Opinion of Patton Boggs LLP regarding legality.

23.1           Consent of Wheeler Wasoff, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

24             Power Of Attorney (included in Part II of the Registration
               Statement).

99.1           Letter to shareholders concerning the Dividend Reinvestment Plan

99.2           Brochure for Dividend Reinvestment Plan

99.3           Form of Enrollment Authorization Form

Item 17.  Undertakings.
----------------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of August 2000.

                               AMERIVEST PROPERTIES INC.



                               By:/s/ William T. Atkins
                                  ----------------------------------------------
                                      William T. Atkins, Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the registration statement appearing below, hereby constitute and appoint James F. Etter or Charles K. Knight, and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                       Title                          Date
        ---------                       -----                          ----

 /s/ James F. Etter         President and Director               August 21, 2000
-------------------------
James F. Etter

 /s/ Harry P. Gelles        Director                             August 21, 2000
-------------------------
Harry P. Gelles

/s/ Charles R. Hoffman      Director                             August 21, 2000
-------------------------
Charles R. Hoffman

/s/ John A. Labate          Director                             August 21, 2000
-------------------------
John A. Labate

/s/ Robert J. McFann        Director                             August 21, 2000
-------------------------
Robert J. McFann

/s/ William T. Atkins       Chief Executive Officer              August 21, 2000
-------------------------   (Principal Executive Officer)
William T. Atkins           and Director

/s/ Charles K. Knight       Secretary and Director               August 21, 2000
-------------------------
Charles K. Knight

/s/ D. Scott Ikenberry      Chief Financial Officer              August 21, 2000
-------------------------   (Principal Financial Officer)
D. Scott Ikenberry          Financial Officer)

                                  Exhibit Index

     The following is a complete list of Exhibits filed as part of this Registration Statement:

Number  Description
------  -----------

4.1     Specimen Common Stock Certificate. Incorporated by reference from
        Exhibit 4.1(a) of the Registrant's Registration Statement on Form
        SB-2 filed with the SEC on June 21, 1996, (Registration No. 333-5114-D).

5       Opinion of Patton Boggs LLP regarding legality.

23.1    Consent of Wheeler Wasoff, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

24      Power Of Attorney (included in Part II of the Registration
        Statement).

99.1    Letter to shareholders concerning the Dividend Reinvestment Plan

99.2    Brochure for Dividend Reinvestment Plan

99.3    Form of Enrollment Authorization Form